Exhibit 10.30

FORBEARANCE AGREEMENT

This Forbearance Agreement (“Forbearance Agreement”) is made as of the 29th day of June, 2012 by and between Desert Hawk Gold Corp., a Nevada corporation (the “Company”), and DMRJ Group I LLC, a Delaware limited liability company (the “Investor”).

BACKGROUND

A.

The Company and the Investor are parties to a certain Investment Agreement, dated as of July 14, 2010, as amended by the Amendment and Waiver dated as of November 8, 2010, the Second Amendment, dated as of February 25, 2011, the Third Amendment, dated as of March 11, 2011, and the Fourth Amendment, dated as of May 3, 2011 (the “Fourth Amendment”) (as further modified or amended from time to time, the “Investment Agreement”) pursuant to which, among other things, Investor has made available to the Company a senior secured term loan credit facility of up to $6,500,000.  All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Investment Agreement.

B.

Under the terms of the Investment Agreement, a payment by the Company to the Investor of $1,550,000 is due on June 30, 2012.  The Company has informed the Investor that it does not anticipate that it will be able to make such payment and as a result anticipates that it will breach the provisions of Section 1(a) of the Fourth Amendment.  Assuming that the payment is not made and an Event of Default occurs (“Payment Default”), the Company has requested the Investor forbear for a limited period of time from exercising its rights and remedies with respect to such Payment Default and Investor is willing to agree to the foregoing, on and subject to the terms and conditions set forth in this Forbearance Agreement.

NOW, THEREFORE, with the foregoing Background incorporated by reference herein and made a part hereof, and in consideration of the premises and other good and valuable consideration, the receipt to which is hereby acknowledged, and pursuant to the provisions of Section 9.01 of the Investment Agreement, the parties hereby agree as follows:

1.

Limited Forbearance Period; Forbearance

(a)

At the Company’s request and in reliance upon Company’s representations, warranties and covenants contained in this Forbearance Agreement, and subject to the terms and conditions of this Forbearance Agreement, Investor agrees to forbear during the Forbearance Period (as defined below) from exercising Investor’s rights and remedies with respect to the Payment Default, whether arising under the Investment Agreement, the other Transaction Documents or applicable law.  For the purposes of this Agreement, the “Forbearance Period” means the period commencing on July 1, 2012 and terminating on the earlier to occur of (i) September 30, 2012, and (ii) the date on which any one or more of the following events has occurred (hereinafter referred to as a “Forbearance Event of Default”): (A) failure to consummate an equity financing transaction or a number of equity financing transactions (which may or may not be related) resulting in aggregate net cash proceeds to the Company of $100,000 by July 5, 2012, (B) failure to consummate an equity financing transaction or a number of equity financing transactions (which may or may not be related) resulting in aggregate net cash proceeds to the Company of an aggregate (together with any financing obtained pursuant to (A) above) of $200,000 by July 31, 2012, (C) the Company’s failure to perform or observe any of the terms and conditions of this Forbearance Agreement; or (D) the occurrence of any Event of Default that is not a Payment Default.

(b)

From and after termination or expiration of the Forbearance Period (the “Forbearance Termination Date”), the agreement of Investor to forbear with respect to the Payment Default shall automatically and without further notice or action terminate and be of no further force and effect, and Investor shall have the immediate and unconditional right, in its sole discretion, to exercise any or all of its rights and remedies under the Investment Agreement, the other Transaction Documents and applicable law with respect to the Payment Default or any Forbearance Event of Default, including, without limitation, the election by Investor to enforce its security interests in and liens upon the Collateral or any portion thereof.  Investor has not waived any of such rights or remedies, and nothing in this Agreement, nor any delay on the part of Investor after the Forbearance Termination Date in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.

(c)

Notwithstanding anything to the contrary contained in this Forbearance Agreement, this Forbearance Agreement does not constitute the agreement or commitment by Investor to make any additional Term Loan Advances or provide any other financial accommodations to the Company from and after the Forbearance Termination Date, and all Term Loan Advances made or other financial accommodations provided by Investor from and after the Forbearance Termination Date shall be made in the sole discretion of Investor.

2.

Issuance of Series A-2 Shares. At the Effective Time (herein defined), the Company shall issue to the Investor 80,000 shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share of the Company (the “Series A-2 Shares”).

3.

Representations and Warranties.  Company represents and warrants to Investor that:

(a)

All warranties and representations made to the Investors under the Investment Agreement and the Transaction Documents are true and correct as to the date hereof unless they specifically relate to an earlier date in which case they shall be true and correct as of such date, other than as set forth on the disclosure schedules (the “Updated Disclosure Schedules”) attached hereto (the numbers of which shall correspond to the numbers of the disclosure schedules to the Investment Agreement).

(b)

The Company has the requisite corporate power and authority to enter into and perform this Forbearance Agreement in accordance with the terms hereof.  The execution, delivery and performance of this Forbearance Agreement by the Company, including the issuance of the Series A-2 Shares, and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Company, this Forbearance Agreement shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application. When issued in accordance with the terms and conditions hereof, all of the Series A-2 Shares issued pursuant to this Forbearance Agreement shall be validly issued, fully paid and non-assessable.

(c)

The execution by the Company and delivery to the Investor of this Forbearance Agreement (i) is not and will not be in contravention of any order of any court or other agency of government, any law or any other indenture or agreement to which the Company is a party or the organizational documents of the Company (ii) is not or will not be in conflict with, or result in a breach of, or constitute (with due notice and/or passage of time) a default under any such indenture, agreement or undertaking, and (iii) will not result in the imposition of any lien, charge, encumbrance of any nature on any property of the Company.

(d)

No Default or Event of Default exists or has occurred and is continuing as of the date of this Forbearance Agreement.

4.

Effectiveness Conditions.  This Forbearance Agreement shall be effective (the “Effective Time”) upon completion of the following conditions precedent (all documents to be in form and substance satisfactory to Investor and Investor’s counsel):

(a)

Execution and delivery by Company to Investor of this Forbearance Agreement;

(b)

delivery of by the Company to the Investor of one (1) or more certificates, duly executed by the Company, representing the number of the duly and validly issued Series A-2 Shares;

(c)

Execution and/or delivery by Company of all agreements, instruments and documents requested by Investor to effectuate and implement the terms hereof and the Transaction Documents.

5.

Default Interest. During the Forbearance Period and provided there is no Forbearance Event of Default, the Investor waives its right to Default Interest.

6.

Expenses.  The Company shall pay any and all costs, fees and expenses of Investor (including without limitation, attorneys’ fees) in connection with this Forbearance Agreement and the transaction contemplated hereby.

7.

Ratification of Investment Documents.  Except as expressly set forth herein, all of the terms and conditions of the Investment Agreement and Transaction Documents are hereby ratified and confirmed and continue unchanged and in full force and effect.  All references to the Investment Agreement shall mean the Investment Agreement as modified by this Forbearance Agreement.

8.

Confirmation of Indebtedness.   The Company confirms and acknowledges that as of the date hereof, the Company is indebted to Investor without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal and interest in the amount of $5,865,492, plus all fees, costs and expenses incurred to date in connection with the Investment Agreement and the other Transaction Documents.

9.

Collateral.  The Company hereby confirms and agrees that all security interests and liens granted to Investor pursuant to the Transaction Documents continue in full force and effect and shall continue to secure the Obligations (as defined in the Security Agreement), including all liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, under the Note and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Investor as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.

10.

No Waivers, Reservation of Rights. Investor has not waived, are not by this Forbearance Agreement waiving, and has no intention of waiving, any Events of Default which may occur after the date hereof, including the Payment Default, or any event which, with the passage of time or giving of notice, will become an Event of Default.  Investor has not agreed to forbear with respect to any of their rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Payment Default to the extent expressly set forth herein), which may be continuing as of the date hereof or which may occur after the date hereof.  Except as expressly set forth in Section 1, Investor reserves the right to exercise all of their rights and remedies, whether arising under the Investment Agreement, the other Transaction Documents or applicable law.   Neither this Forbearance Agreement nor any other agreement entered in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction, reinstatement, accord and satisfaction, novation or release of the Investment Agreement or any of the other Transaction Documents, or any rights or obligations thereunder, or a waiver by Investor of any of its rights thereunder or at law or in equity.  This Forbearance Agreement does not obligate Investor to agree to any other extension or modification of the Investment Agreement nor does it constitute a course of conduct or dealing on behalf of Investor or a waiver of any other rights or remedies of Investor.  No omission or delay by Investor in exercising any right or power under the Investment Agreement, this Forbearance Agreement, the other Transaction Documents or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

11.

Governing Law.  This Forbearance Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Forbearance Agreement shall not be interpreted or construed with any presumption against the party causing this Forbearance Agreement to be drafted.

12.

Signatories:  Each individual signatory hereto represents and warrants that he or she is duly authorized to execute this Forbearance Agreement on behalf of his or her principal and that he or she executes the Forbearance Agreement in such capacity and not as a party.

13.

Duplicate Originals:  Two or more duplicate originals of this Forbearance Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Forbearance Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.  Signature by facsimile or PDF shall bind the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Forbearance Agreement the day and year first above written.

Company:	DESERT HAWK GOLD CORP

By: /s/ Robert E. Jorgensen Name: Robert E. Jorgensen Title: CEO

Investor:	DMRJ GROUP I LLC

By: /s/ Daniel Small Name: Managing Director Title: Daniel Small

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